Exhibit 2.2

INVESTOR RIGHTS AGREEMENT

by and between

IAC/INTERACTIVECORP

and

ANGI HOMESERVICES INC.

Dated as of

September 29, 2017

i

ii

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”), dated as of September 29, 2017, is made by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and ANGI Homeservices Inc., a Delaware corporation (“NewCo” and, together with IAC, the “Parties” and each a “Party”).

RECITALS

WHEREAS, IAC, NewCo, Casa Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of NewCo (“Merger Sub”), and Angie’s List, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of May 1, 2017 (as amended and as may be further amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth therein, with the Company surviving such merger (the “Merger”) as a wholly owned Subsidiary of NewCo;

WHEREAS, it is a condition to the Merger that, prior to the date and time when the Merger becomes effective (the “Merger Effective Time”), the Contribution and the IAC Share Issuance be consummated in accordance with the terms of that certain Contribution Agreement, dated as of even date herewith, between IAC and NewCo (as may be amended from time to time, the “Contribution Agreement”);

WHEREAS, the Merger Agreement contemplates that IAC and NewCo will enter into this Agreement and a series of agreements as set forth in Section 2.11 of the Contribution Agreement (together with the Contribution Agreement, the “Other Ancillary Agreements”); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement and the Other Ancillary Agreements, the Parties intend that NewCo grant to IAC certain rights, as provided for in this Agreement, from and after the Merger Effective Time;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

ARTICLE I

INTERPRETATION

Section 1.1                                    Definitions.  The capitalized words and expressions and variations thereof used in this Agreement, unless a clearly inconsistent meaning is required under the context, shall have the meanings set forth below:

(a)                                 “Additional Issuance” shall have the meaning set forth in Section 3.1(a).

(b)                                 “Additional Issuance Date” shall have the meaning set forth in Section 3.1(c).

(c)                                  “Affiliate” of any Person shall mean any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that Expedia, Inc. and its controlled Affiliates shall not be deemed to be Affiliates of IAC or NewCo.

(d)                                 “Agreement” shall have the meaning set forth in the preamble.

(e)                                  “ANGI Director” shall have the meaning set forth in Section 4.1(b).

(f)                                   “ANGI Nominee” shall have the meaning set forth in Section 4.3(a).

(g)                                  “ANGI Replacement” shall have the meaning set forth in Section 4.3(b).

(h)                                 “Board of Directors” shall mean the Board of Directors of NewCo.

(i)                                     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

(j)                                    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)                                 “Company” shall have the meaning set forth in the recitals.

(l)                                     “Contribution” shall have the meaning set forth in the Contribution Agreement.

(m)                             “Contribution Agreement” shall have the meaning set forth in the recitals.

(n)                                 “Contribution Effective Time” shall mean the time of the consummation of the Contribution.

(o)                                 “Demand Notice” shall have the meaning set forth in Section 2.1(a).

(p)                                 “Election Meeting” shall have the meaning set forth in Section 4.2(a).

(q)                                 “Equity Interest” shall mean, with respect to the IAC Group, as of any date of determination, the percentage represented by the quotient of, without duplication, (i) the number of shares of NewCo Common Stock owned (whether of record or book-entry through a brokerage account held in the name of IAC or any member of the IAC Group) by IAC or any member of the IAC Group divided by (ii) the number of shares of NewCo Common Stock outstanding.

(r)                                    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(s)                                   “Excluded Issuance” shall mean any issuance of NewCo Common Stock (i) in a Sale Transaction, or (ii) to an employee or independent contractor in connection with the performance of services by such Person, which NewCo Common Stock is “substantially nonvested” within the meaning of Section 83 of the Code and the Treasury Regulations promulgated thereunder and with respect to which no election pursuant to Section 83(b) of the Code is made (“Restricted Stock”); provided that, for purposes of this definition and Section 3.1 of this Agreement, any stock covered by the provisions of clause (ii) shall be deemed to have been issued for purposes of Section 3.1 of this Agreement on the date (the “Lapse Date”) on which it becomes “substantially vested” within the meaning of Section 83 of the Code and the Treasury Regulations promulgated thereunder.

(t)                                    “Fair Market Value” for a security publicly traded in the over-the-counter market, interdealer quotation system or on a recognized stock exchange shall be the average closing price of such security for the three (3) trading days ending on the applicable day (or, if such day is not a trading day, the trading day immediately preceding the applicable day), and for all other securities or property “Fair Market Value” shall be determined by a nationally recognized investment banking firm or valuation firm which has not been engaged by NewCo or IAC or their respective Affiliates for the prior three (3) years, which firm shall be mutually agreed upon by NewCo and IAC; provided that, if NewCo and IAC cannot agree on such an investment banking firm or valuation firm within ten (10) Business Days, such investment banking firm or valuation firm shall be selected by a panel designated in accordance with the rules of JAMS, Inc.  The fees, costs and expenses of JAMS, Inc. and the investment banking firm or valuation firm so selected shall be borne equally by NewCo and IAC.

(u)                                 “Governmental Authority” shall mean any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

(v)                                 “Group” shall mean the IAC Group or the HomeAdvisor Group, as the context requires.

(w)                               “HomeAdvisor Entities” shall mean the entities set forth on Schedule 2.05(b) to the Contribution Agreement.

(x)                                 “HomeAdvisor Group” shall mean NewCo, Merger Sub, the HomeAdvisor Entities and each other Person (other than any member of the IAC Group) that is a direct or indirect Subsidiary of NewCo immediately after the Contribution Effective Time, and each Person that becomes a Subsidiary of NewCo after the Contribution Effective Time (including the Company and its Subsidiaries as of the Merger Effective Time).

(y)                                 “IAC” shall have the meaning set forth in the preamble.

(z)                                  “IAC Additional Shares” shall have the meaning set forth in Section 3.1(b).

(aa)                          “IAC Covered Person” shall have the meaning set forth in Section 2.7(a).

(bb)                          “IAC Director” shall have the meaning set forth in Section 4.1(a).

(cc)                            “IAC Group” shall mean IAC and its Subsidiaries, other than any member of the HomeAdvisor Group.

(dd)                          “IAC Nominee” shall have the meaning set forth in Section 4.2(a).

(ee)                            “IAC Ownership Date” shall have the meaning set forth in Section 3.1(c).

(ff)                              “IAC Registration” shall have the meaning set forth in Section 2.1(a).

(gg)                            “IAC Replacement” shall have the meaning set forth in Section 4.2(e).

(hh)                          “IAC Share Issuance” shall have the meaning set forth in the Contribution Agreement.

(ii)                                  “Indemnified Party” shall have the meaning set forth in Section 2.7(c).

(jj)                                “Indemnifying Party” shall have the meaning set forth in Section 2.7(c).

(kk)                          “Initial Governance Period” shall mean the period beginning at the Merger Effective Time and ending on the date prior to the date on which the 2020 annual meeting of NewCo stockholders is held (without regard to any adjournments or postponements of such meeting).

(ll)                                  “Issuance Notice” shall have the meaning set forth in Section 3.1(b).

(mm)                  “Issue Price” shall mean the price per share equal to (i) in connection with an underwritten offering of NewCo Common Stock, the price at which the stock is offered to the public or other investors as reflected in the final prospectus for such offering, (ii) in connection with other sales of NewCo Common Stock for cash, the cash price paid therefor, (iii) in connection with the vesting of Restricted Stock (as defined in the definition of “Excluded Issuance” above), the Fair Market Value of the stock on the Lapse Date (as defined in the definition of “Excluded Issuance” above), (iv) in connection with the issuance of NewCo Common Stock as consideration in an acquisition by NewCo or any of its Subsidiaries, the average of the Fair Market Value of the stock for the five (5) trading days ending on the third (3rd) trading day immediately preceding (A) the date upon which definitive agreements with respect to such acquisition were entered into to the extent the number shares of NewCo Common Stock to be issued in such transaction is fixed on that date, or (B) such later date on which the consideration, or remaining portion thereof, issuable in such transaction becomes fixed, (v) in connection with a compensatory issuance of shares of NewCo Common Stock (other than Restricted Stock), the Fair Market Value of the NewCo Common Stock upon issuance, and (vi) in all other cases, including, without limitation, in connection with the issuance of NewCo Common Stock pursuant to an option, warrant or convertible security (other than in connection with issuances described in clause (v) above), the Fair Market Value of the NewCo Common Stock on the date of issuance.

(nn)                          “Merger” shall have the meaning set forth in the recitals.

(oo)                          “Merger Agreement” shall have the meaning set forth in the recitals.

(pp)                          “Merger Effective Time” shall have the meaning set forth in the recitals.

(qq)                          “Merger Sub” shall have the meaning set forth in the recitals.

(rr)                                “NASDAQ” shall mean the Nasdaq Stock Market.

(ss)                              “NewCo” shall have the meaning set forth in the preamble.

(tt)                                “NewCo Class A Common Stock” shall mean the Class A common stock of NewCo, par value $0.001 per share.

(uu)                          “NewCo Class B Common Stock” shall mean the Class B common stock of NewCo, par value $0.001 per share.

(vv)                          “NewCo Class C Common Stock” shall mean the Class C common stock of NewCo, par value $0.001 per share.

(ww)                      “NewCo Common Stock” shall mean common stock of NewCo, including the NewCo Class A Common Stock, the NewCo Class B Common Stock, the NewCo Class C Common Stock and any other equity interest treated as common stock of NewCo for U.S. federal income tax purposes.

(xx)                          “NewCo Covered Person” shall have the meaning set forth in Section 2.7(b).

(yy)                          “NewCo Non-voting Stock” shall mean NewCo Class C Common Stock and any other class of NewCo Common Stock that is not NewCo Voting Stock.

(zz)                            “NewCo Registration” shall have the meaning set forth in Section 2.2(a).

(aaa)                   “NewCo Voting Stock” shall mean the NewCo Class A Common Stock and the NewCo Class B Common Stock, and any other class of common stock or other equity interest in NewCo treated as voting stock of NewCo for U.S. federal income tax purposes.  For the avoidance of doubt, NewCo Voting Stock does not include the NewCo Class C Common Stock.

(bbb)                   “Other Ancillary Agreements” shall have the meaning set forth in the recitals.

(ccc)                      “Party” or “Parties” shall have the meaning set forth in the preamble.

(ddd)                   “Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

(eee)                      “Piggyback Demand” shall have the meaning set forth in Section 2.2(a)(B).

(fff)                         “Purchase Election Notice” shall have the meaning set forth in Section 3.1(b).

(ggg)                      “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of such Registration Statement.

(hhh)                   “Registrable Securities” shall mean (i) any and all shares of NewCo Common Stock held or acquired by IAC or another member of the IAC Group and (ii) any other shares of NewCo Common Stock issued or issuable with respect to shares described in clause (i) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization or similar transaction; provided, however, that Registrable Securities shall not include any shares of NewCo Common Stock described in clause (i) or (ii) above if (A) a Registration Statement covering such Registrable Security has been declared effective by the SEC and such Registrable Security has been disposed of by IAC or another member of the IAC Group pursuant to such effective Registration Statement, or (B) such shares are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions in force) under the Securities Act are met or are eligible for sale under such Rule 144 without any volume limitations; provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.

(iii)                               “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for NewCo, state securities law fees and expenses, fees of the Financial Industry Regulatory Authority, Inc., expenses of any regular or special audits incident to or required by any such registration, fees of transfer agents and registrars and the reasonable fees and disbursements of one counsel for IAC and one local counsel for IAC per foreign jurisdiction, but excluding Selling Expenses, fees and disbursements of other counsel for IAC and the compensation of regular employees of NewCo, which shall be paid in any event by NewCo.

(jjj)                            “Registration Statement” shall mean any registration statement of NewCo filed or to be filed with the SEC under the rules and regulation promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

(kkk)                   “Rule 144” shall mean Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

(lll)                               “Rule 145” shall mean Rule 145 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

(mmm)       “Sale Transaction” shall mean the consummation of a merger, consolidation, business combination, amalgamation or other similar transaction between NewCo and another entity (other than (i) a Subsidiary of NewCo or (ii) IAC or any Subsidiary of IAC) in which NewCo is acquired by such other entity or a Person who controls such entity, or a sale of all or substantially all of the assets of NewCo to another entity, other than (x) a Subsidiary of NewCo or (y) IAC or a Subsidiary of IAC.

(nnn)                   “SEC” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(ooo)                   “Section 2.1(g) Sale Number” has the meaning set forth in Section 2.1(g).

(ppp)                   “Section 2.2(c) Sale Number” shall have the meaning set forth in Section 2.2(c).

(qqq)                   “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(rrr)                            “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

(sss)                         “Subsidiary” of any Person shall mean any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

(ttt)                            “Total Equity Interests” means the number of shares of outstanding NewCo Common Stock.

(uuu)                   “Total Voting Power” shall mean the Voting Power possessed by all outstanding shares of NewCo Voting Stock.

(vvv)                   “Underwritten Offering” shall have the meaning set forth in Section 2.1(f).

(www)             “Voting Interest” shall mean, with respect to any Person or group of Persons, the percentage equal to the quotient of (a) the Voting Power possessed by the shares of NewCo Voting Stock held by such Person or group of Persons divided by (b) the Total Voting Power.

(xxx)                   “Voting Power” shall have the meaning ascribed to such term for purposes of Section 368(c) of the Code.

Section 1.2                                    Effective Time.  This Agreement shall be effective as of the Merger Effective Time.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1                                    Requested Registration.

(a)                                 Request for Registration.  Subject to the conditions set forth in this Section 2.1, if NewCo shall receive from IAC a written demand (a “Demand Notice”) signed by an authorized officer of IAC requesting that NewCo effect the registration of all or any portion of the Registrable Securities, NewCo shall, as soon as practicable, use its reasonable best efforts to effect such registration under and in accordance with the provisions of the Securities Act and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as is specified in such Demand Notice (such registration, an “IAC Registration”).  The Demand Notice shall state the aggregate number of shares of Registrable Securities intended to be registered and the intended methods of disposition thereof (including whether the offering is to be an Underwritten Offering) and the registration procedures to be undertaken by NewCo in connection therewith.

(b)                                 Filing of Registration Statement.  Subject to the provisions of this Section 2.1, promptly upon receipt of a Demand Notice, NewCo will file the applicable Registration Statement as soon as reasonably practicable and will use its best efforts to, in accordance with the terms set forth in the Demand Notice, effect within one hundred eighty (180) days of the filing of such Registration Statement the registration under the Securities Act (including, without limitation, appropriate qualification under applicable “blue sky” or other securities laws) of the Registrable Securities that NewCo has been required to register pursuant to this Section 2.1.

(c)                                  Limitations on Requested Registration.  NewCo shall not be obligated to effect, or to take any action to effect, any IAC Registration pursuant to this Section 2.1:

(i)                                     in any twelve (12)-month period, after NewCo has initiated two (2) IAC Registrations (counting for these purposes only Registration Statements that have been publicly filed with the SEC (with the initially filed Registration Statement and any subsequent amendments thereto counting as a single Registration Statement)); or

(ii)                                  if IAC proposes to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made under Section 2.3.

(d)                                 Deferral.  If (i) in the reasonable good faith judgment of the Board of Directors, the filing or the effectiveness or availability of a Registration Statement covering the Registrable Securities (A) would be materially detrimental to NewCo due to the early disclosure of information relating to the business, financial condition or results of operation of NewCo that NewCo is not otherwise then obligated to disclose or (B) would put at material risk a then-contemplated primary offering by NewCo of NewCo Common Stock pursuant to a NewCo initiated registration statement (whether previously filed or proposed to be filed), (ii) the Board of Directors concludes, as a result, that it is in the best interests of NewCo to defer the filing or suspend the effectiveness or availability of such Registration Statement at such time, and (iii) NewCo furnishes to IAC a certificate signed by the Chairperson of the Audit Committee of NewCo stating that, in the reasonable good faith judgment of the Board of Directors, it would be materially detrimental to NewCo for such Registration Statement to be filed or to be declared effective or available in the near future and that it is, therefore, in the best interests of NewCo to defer the filing or suspend the effectiveness or availability of such Registration Statement, then NewCo shall have the right, by written notice to IAC, to defer such filing or suspend the effectiveness or availability of such Registration Statement for a period of not more than seventy-five (75) days after receipt of the Demand Notice (or such shorter period that the Board of Directors concludes in good faith is necessary); provided, however, that NewCo shall not defer its obligation in this manner more than twice in any twelve (12)-month period.

(e)                                  Withdrawal of Request.  IAC may withdraw its request for registration pursuant to this Section 2.1 at any time.  If IAC does withdraw its request for registration, NewCo shall cease all efforts to secure registration and such registration nonetheless shall be deemed an IAC Registration for purposes of Section 2.1(c)(i) unless (i) the withdrawal is made following deferral pursuant to Section 2.1(d), (ii)  IAC shall have learned that there has been a material adverse change in the business or prospects of NewCo since the date of the applicable Demand Notice and IAC has withdrawn its request for registration with reasonable promptness after learning of such material adverse change, or (iii) IAC shall have paid or reimbursed NewCo for all of the Registration Expenses incurred by NewCo in connection with the withdrawn registration.

(f)                                   Underwriting.  If IAC intends to distribute any Registrable Securities covered by its request by means of an underwriting (an “Underwritten Offering”), it shall so advise NewCo as a part of its request made pursuant to this Section 2.1.  In such event, the right of IAC to include all or any portion of its Registrable Securities in an Underwritten Offering shall be conditioned upon IAC’s participation in such underwriting on the terms and subject to the applicable provisions herein.  In the case of an IAC Registration involving an Underwritten Offering of Registrable Securities, IAC shall select the underwriters, provided that the managing underwriter shall be a nationally recognized investment banking firm.  IAC shall determine the pricing of the Registrable Securities offered pursuant to any such Registration Statement in connection with an IAC Registration, the applicable underwriting discount and other financial terms (including the material terms of the applicable underwriting agreement, such agreement to be reasonably satisfactory to NewCo and to contain such representations and warranties by NewCo, indemnification/contribution provisions and such other terms as are generally prevailing in agreements of that type) and determine the timing of any such registration and sale, subject to this Section 2.1, and IAC shall be solely responsible for all such discounts and fees payable to such underwriters in such Underwritten Offering (except with respect to any securities sold by NewCo or another security holder of NewCo in such IAC Registration).  If NewCo shall request inclusion in any IAC Registration of securities being sold for its own account, or if any other security holder of NewCo shall request inclusion in any IAC Registration pursuant to this Section 2.1 and the distribution is to be made by means of an Underwritten Offering, IAC may, in its sole discretion, offer to include such securities in the Underwritten Offering and such offer shall be conditioned upon the participation of NewCo or such other Person in such underwriting and the inclusion of NewCo’s and/or such other Person’s securities of NewCo on the terms and subject to the applicable provisions of this Article II.

(g)                                  Underwriter Cutback.  Notwithstanding any other provision of this Section 2.1, if the managing underwriter of any IAC Registration involving an Underwritten Offering advises IAC in writing that the number of Registrable Securities requested to be included in such Underwritten Offering, when added to the number of other securities to be offered in the Underwritten Offering as permitted by IAC pursuant to Section 2.1(f), would materially adversely impact the purchase price obtained for the securities to be included or the total proceeds contemplated in such Underwritten Offering, then the following securities shall be included in such IAC Registration, to the extent of the total number of securities that IAC is so advised can be sold in (or during the time of) such offering without so materially adversely affecting such offering (the “Section 2.1(g) Sale Number”):  (i) first, all Registrable Securities IAC proposed to register in the applicable Demand Notice; (ii) second, to the extent the number of securities to be registered pursuant to the foregoing clause (i) is less than the Section 2.1(g) Sale Number, the number of securities proposed to be registered by NewCo; and (iii) third, to the extent the number of securities to be registered pursuant to the foregoing clause (i), when added to the securities to be registered pursuant to the foregoing clause (ii), is less than the Section 2.1(g) Sale Number, the number of securities proposed to be registered by any other security holder of NewCo.

(h)                                 Exclusion from Underwriting.  If a security holder of NewCo who has requested inclusion in an IAC Registration involving an Underwritten Offering as provided in Section 2.1(f) does not agree to the terms of any such Underwritten Offering, such Person shall be excluded therefrom by written notice from NewCo, the managing underwriter or IAC.  The securities so excluded shall also be withdrawn from such registration (to the extent previously included).

Section 2.2                                    NewCo Registration.

(a)                                 NewCo Registration.  If NewCo shall determine to register the disposition of any securities issued or to be issued by it, either for its own account or the account of a security holder or holders (a “NewCo Registration”), other than (i) a registration pursuant to Section 2.1, Section 2.3 or Section 2.4, (ii) a registration relating solely to employee benefit plans, (iii) a registration relating solely to the offer and sale of debt securities (including debt securities convertible into equity securities), or (iv) a registration relating solely to a corporate reorganization or other Rule 145 transaction, NewCo shall:

(A)                               promptly give written notice of the proposed registration to IAC; and

(B)                               use its reasonable best efforts to include in such NewCo Registration, except as set forth in Section 2.2(c) and Section 2.2(d), and in any Underwritten Offering involved therein, all such Registrable Securities specified in any written request or requests made by IAC (each, a “Piggyback Demand”) and received by NewCo within twenty (20) days after such written notice from NewCo is delivered to IAC.  Such

Piggyback Demand may specify that IAC desires to include in such registration all or any portion of the Registrable Securities.

(b)                                 Underwriting.  If the NewCo Registration is intended to be made by means of an Underwritten Offering, NewCo shall so advise IAC as a part of the written notice given pursuant to Section 2.2(a)(A).  In such event, the right of IAC to participate in such Underwritten Offering shall be conditioned upon IAC’s participation in such underwriting on the terms and subject to the applicable provisions herein.  If IAC proposes to distribute its Registrable Securities through such Underwritten Offering it shall (together with NewCo and any other security holders of NewCo permitted to participate in such Underwritten Offering) enter into an underwriting agreement in customary form (including any customary “lock-up” arrangements) with the representative of the underwriter or underwriters selected by NewCo, provided that the terms and conditions of the underwriting agreement shall be subject to IAC’s written consent (not to be unreasonably withheld).

(c)                                  Underwriter Cutback.  Notwithstanding any other provision of this Section 2.2, if the managing underwriter of any NewCo Registration involving an Underwritten Offering advises NewCo in writing that the number of Registrable Securities requested to be included in such Underwritten Offering, when added to the number of other securities to be offered in the Underwritten Offering pursuant to Section 2.2(a)(B) (and any securities held by any other security holder of NewCo as permitted by NewCo), would materially adversely impact the purchase price obtained for the securities to be included or the total proceeds contemplated in such Underwritten Offering, then the following securities shall be included in such NewCo Registration, to the extent of the total number of securities that NewCo is so advised can be sold in (or during the time of) such offering without so materially adversely affecting such offering (the “Section 2.2(c) Sale Number”):  (i) first, all securities proposed to be registered by NewCo; (ii) second, to the extent the number of securities proposed to be registered pursuant to the foregoing clause (i) is less than the Section 2.2(c) Sale Number, the number of Registrable Securities proposed to be registered by IAC; and (iii) third, to the extent the number of securities to be registered pursuant to the foregoing clause (i), when added to the securities to be registered pursuant to the foregoing clause (ii), is less than the Section 2.2(c) Sale Number, the number of securities proposed to be registered by any other security holder of NewCo.

(d)                                 Exclusion from Underwriting.  If a security holder of NewCo who has requested inclusion in such NewCo Registration involving an Underwritten Offering does not agree to the terms of any such Underwritten Offering, such Person shall be excluded therefrom by written notice from NewCo, the managing underwriter or IAC.  The securities so excluded shall also be withdrawn from such registration (to the extent previously included).

(e)                                  Right to Terminate Registration.  NewCo shall have the right to terminate or withdraw any NewCo Registration prior to the applicable Registration Statement having been declared or ordered effective by the SEC whether or not IAC has elected to include Registrable Securities in such registration.  IAC shall also have the right to withdraw its request for inclusion of its Registrable Securities in a NewCo Registration at any time.

Section 2.3                                    Registration on Form S-3.

(a)                                 Request for Form S-3 Registration.  After the Merger Effective Time, NewCo shall use its reasonable best efforts to qualify for the use of Form S-3 pursuant to Rule 415 promulgated under the Securities Act or any successor form under a successor rule, as applicable.  After NewCo has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2.3 and subject to the conditions set forth in this Section 2.3, if NewCo shall receive from IAC a written request that NewCo effect any registration on Form S-3 or any similar short form Registration Statement with respect to all or any portion of the Registrable Securities (which request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by IAC), NewCo shall use its reasonable best efforts to effect such registration under and in accordance with the provisions of the Securities Act and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as shall be specified in such request.  At any time a Form S-3 shall be effective and remain effective, IAC shall be permitted to effect an unlimited number of (i) non-Underwritten Offerings or (ii) shelf take-downs off the Form S-3 (which may be Underwritten Offerings), including any underwritten “block trades,” in each case, without notice to, or inclusion of, any other securities held by NewCo or any other Person, and in each case, limited to the Registrable Securities.

(b)                                 Deferral.  The provisions of Section 2.1(d) shall apply to any registration pursuant to this Section 2.3.

(c)                                  Underwriting.  If IAC requests registration under this Section 2.3 intending to distribute the Registrable Securities covered by its request by means of an Underwritten Offering, the provisions of Section 2.1(f), Section 2.1(g) and Section 2.1(h) shall apply to such registration.  Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requested for registration or registrations effected pursuant to Section 2.1.

Section 2.4                                    Registration in Connection with Spin-Off.  In addition to the other rights provided for herein, NewCo agrees that if any Registrable Securities require registration with or approval of any Governmental Authority before such Registrable Securities may be distributed to IAC stockholders, whether by dividend, recapitalization, exchange, redemption or other extraordinary transaction, or sold by such IAC stockholders thereafter without restriction under applicable law, NewCo shall cause such Registrable Securities to be duly registered or approved, as the case may be.  In addition, NewCo shall use its reasonable best efforts to list any shares of NewCo Class A Common Stock required to be delivered upon any conversion, exchange or transfer of shares of the NewCo Class B Common Stock prior to such delivery, on each national securities exchange or interdealer quotation system on which the outstanding NewCo Class A Common Stock is listed at the time of such delivery.

Section 2.5                                    Expenses of Registration.  Except as contemplated by Section 2.1(f), all Registration Expenses incurred in connection with registrations pursuant to Section 2.1, Section 2.2, Section 2.3 or Section 2.4 hereof shall be borne by NewCo; provided, however, that NewCo shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1, Section 2.3 or Section 2.4 if the registration request is subsequently withdrawn at the request of IAC (unless (i) the withdrawal is made following deferral pursuant to Section 2.1(d), or (ii) the withdrawal is based on the reasonable determination of IAC that there has been, since the date of the applicable Demand Notice, a material adverse change in the business or prospects of NewCo).  All Selling Expenses relating to securities registered on behalf of IAC and any other holders of securities shall be borne by IAC and such other holders of securities included in such registration pro rata in proportion to the number of securities to be registered by a holder versus the total number of securities to be included in such registration by the Company and all participating holders.

Section 2.6                                    Registration Procedures.  IAC agrees to furnish to NewCo such information regarding IAC and the distribution proposed by IAC as NewCo may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article II.  In the case of each registration effected by NewCo pursuant to this Article II, NewCo shall keep IAC promptly informed in writing as to the initiation of each registration and as to the completion thereof.  At its expense, NewCo shall use its reasonable best efforts to:

(a)                                 keep the relevant registration effective for a period ending on the earlier of the date that is one-hundred and twenty (120) days from the effective date of the applicable Registration Statement or such time as IAC has completed the distribution described in such Registration Statement;

(b)                                 prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in Section 2.6(a);

(c)                                  furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as IAC may from time to time reasonably request;

(d)                                 register and qualify the securities covered by such Registration Statement under such other securities laws of such jurisdictions as shall be reasonably requested by IAC;

(e)                                  notify IAC at any time when a prospectus relating to a Registration Statement registering the offering of Registrable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly (and in any event within five (5) days thereafter) prepare and furnish to IAC a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of Registrable Securities covered by such prospectus, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)                                   furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through an Underwritten Offering, (i) an opinion, dated as of such date, of the counsel representing NewCo for the purposes of such registration, in form and substance as is customarily given to underwriters in an Underwritten Offering, addressed to the underwriters, if any and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of NewCo, in form and substance as is customarily given by independent certified public accountants to underwriters in an Underwritten Offering, addressed to the underwriters;

(g)                                  provide a transfer agent and registrar for all Registrable Securities registered pursuant to such Registration Statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                                 comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first (1st) month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(i)                                     cause all such Registrable Securities registered pursuant to this Agreement (including, for the avoidance of doubt, shares of NewCo Class B Common Stock) to be listed on each over-the-counter market, interdealer quotation system or securities exchange on which securities issued by NewCo are then listed; and

(j)                                    in connection with any Underwritten Offering pursuant to a Registration Statement filed pursuant to Section 2.1 or Section 2.3 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of securities issued by NewCo; provided, however, that such underwriting agreement contains reasonable and customary provisions, and provided further, however, that IAC shall also enter into and perform its obligations under such an agreement.

Section 2.7                                    Indemnification.

(a)                                 NewCo shall, to the fullest extent permitted by law, indemnify and hold harmless IAC and each of its Affiliates (other than NewCo and its Subsidiaries), officers, directors, employees and partners, legal counsel, and accountants (each, an “IAC Covered Person”) against any losses, claims, actions, damages, liabilities and expenses (including reasonable fees and expenses of counsel and other professional advisors), joint or several, to which such IAC Covered Person may become subject under the Securities Act, the Exchange Act, any state “blue sky” securities law, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any Registration Statement, prospectus, preliminary prospectus, freewriting prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), offering circular, or any amendment thereof or supplement thereto, or any document incorporated by reference therein, (ii) any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii)

any violation (or alleged violation) by NewCo of the Securities Act, any similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to NewCo and relating to any action or inaction required of NewCo in connection with any registration of securities, and NewCo will reimburse such IAC Covered Person for any legal or other expenses reasonably incurred by such IAC Covered Person in connection with investigating and defending or settling any such loss, claim, action, damage or liability; provided, however, that NewCo shall not be so liable in any such case to the extent that any such claim, action, loss, damage or liability arises out of or is based on any untrue statement or alleged untrue statement, or omission or alleged omission, action or violation made or incorporated by reference in any such Registration Statement, prospectus, preliminary prospectus, freewriting prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), offering circular, or any amendment thereof or supplement thereto, or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to NewCo by such IAC Covered Person or prepared on behalf of NewCo by such IAC Covered Person expressly for use therein; provided further, however, that, except as provided in the penultimate sentence of Section 2.7(c) of this Agreement,  the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any loss, action, claim, damage or liability if such settlement is effected without the consent of NewCo (which consent shall not be unreasonably withheld or delayed).  This indemnity shall be in addition to any liability NewCo may otherwise have.

(b)                                 IAC shall, to the fullest extent permitted by law, indemnify and hold harmless NewCo and each of its Affiliates (other than IAC and its Subsidiaries), officers, directors, employees and partners, legal counsel, and accountants (each, a “NewCo Covered Person”) against any losses, claims, actions, damages, liabilities and expenses (including reasonable fees and expenses of counsel and other professional advisors), joint or several, to which such NewCo Covered Person may become subject under the Securities Act, the Exchange Act, any state “blue sky” securities law, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any Registration Statement, prospectus, preliminary prospectus, freewriting prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), offering circular, or any amendment thereof or supplement thereto or any document incorporated by reference therein, (ii) any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by IAC of the Securities Act, any similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to IAC and relating to any action or inaction required of IAC in connection with any registration of securities, and IAC will reimburse such NewCo Covered Person for any legal or other expenses reasonably incurred by such NewCo Covered Person in connection with investigating and defending or settling any such loss, claim, action, damage or liability; provided, however, that IAC shall not be so liable in any such case to the extent that any such claim, action, loss, damage or liability arises out of or is based on any untrue statement or alleged untrue statement, or omission or alleged omission, action or violation made or incorporated by reference in any such Registration Statement, prospectus, preliminary prospectus, freewriting prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), offering circular, or any amendment thereof or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to IAC or prepared on behalf of IAC by such NewCo Covered Person expressly for use therein; provided further, however, that, except as provided in the penultimate sentence of Section 2.7(c) of this Agreement, the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any loss, action, claim, damage or liability if such settlement is effected without the consent of IAC (which consent shall not be unreasonably withheld or delayed); provided further, however, that in no event shall the amount that IAC shall be required to pay or contribute pursuant to this Section 2.7(b) exceed an amount equal to the net proceeds (after deducting any Selling Expenses paid by IAC) actually received by IAC in the sale of Registrable Securities that give rise to such obligation to pay or contribute, except in the case of intentional misrepresentation by IAC or such IAC Covered Person.  This indemnity shall be in addition to any liability IAC may otherwise have.

(c)                                  Each Party entitled to indemnification under this Section 2.7 (the “Indemnified Party”) shall give written notice to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought; provided that any failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by reason of such failure or delay.  In case a claim or an action that is subject or potentially subject to indemnification hereunder is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and shall have the right, exercisable by giving written notice to the Indemnified Party as promptly as practicable after receipt of written notice from such Indemnified Party of such claim or action, to assume, at the Indemnifying Party’s expense, the defense of any such claim or action; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any action resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at the Indemnified Party’s expense (and with counsel of its own choice); provided, further, however, that the Indemnifying Party shall be obligated to reimburse the Indemnified Party for any fees, costs or expenses subsequently incurred by the Indemnified Party in connection with such defense if (A) the Indemnifying Party has agreed in writing to pay such fees, costs and expenses, (B) the Indemnifying Party has failed to assume the defense of such claim or action within a reasonable time after receipt of notice of such claim or action, (C) having assumed the defense of such claim or action, the Indemnifying Party fails to employ counsel reasonably acceptable to the Indemnified Party or to pursue the defense of such claim or action in a reasonably vigorous manner, (D) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (E) the Indemnified Party has reasonably concluded that there may be one or more legal or equitable defenses available to it and/or any other Indemnified Party that is or are different from or additional to those available to the Indemnifying Party.  Subject to the third proviso in the foregoing sentence, no Indemnifying Party shall, in connection with any one claim or action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees, costs and expenses of more than one firm of attorneys (in addition to one local counsel in each relevant jurisdiction) for all Indemnified Parties.  The Indemnifying Party shall not have the right to settle a claim or action for which any Indemnified Party is entitled to indemnification pursuant to this Section 2.7 without the consent of the Indemnified Party, and the Indemnifying Party shall not consent to the entry of any judgment or enter into or agree to any settlement relating to such claim or action unless such judgment or settlement does not impose any admission of wrongdoing or ongoing obligations on any Indemnified Party and includes as an unconditional term thereof the giving by the claimant or plaintiff therein to such Indemnified Party, in form and substance reasonably acceptable to such Indemnified Party, of a full and final release from all liability in respect of such claim or action.  Except in the case of a judgment or settlement effected in the circumstances described in clause (B) or (D) of the third proviso to the first sentence of this Section 2.7(c), the Indemnifying Party shall not be liable hereunder for any amount paid or payable incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an Indemnified Party unless the Indemnifying Party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and action resulting therefrom.

(d)                                 If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to, or unenforceable by, an Indemnified Party in respect of any loss, liability, claim, damage, or expense referred to herein, then the applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party, whether the violation of the Securities Act or any other federal or state securities law or rule or regulation promulgated thereunder applicable to NewCo and relating to any action or inaction required of NewCo in connection with any registration of securities was perpetrated by the Indemnifying Party or the Indemnified Party, and the Parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, omission or violation.  The Parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in this Section 2.7(d).  No Indemnified Party guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person that was not guilty of such fraudulent representation.

(e)                                  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or an officer, director or Affiliate of such Indemnified Party and shall survive the transfer of securities and any termination of this Agreement, but only with respect to offers and sales of Registrable Securities made before the termination date.

(f)                                   Disputes, controversies and claims under this Section 2.7 shall be subject to the terms of Article 7 and Sections 10.01 and 10.09 of the Contribution Agreement.

Section 2.8                                    Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, NewCo agrees to use its reasonable best efforts to:

(a)                                 make and keep public information regarding NewCo available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the Merger Effective Time;

(b)                                 file with the SEC in a timely manner all reports and other documents required of NewCo under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)                                  so long as any member of the IAC Group owns any Registrable Securities, furnish to IAC promptly upon written request a written statement by NewCo as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the Merger Effective Time), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of NewCo, and such other reports and documents so filed as IAC may reasonably request in availing itself of any rule or regulation of the SEC allowing any member of the IAC Group to sell any such securities without registration.

Section 2.9                                    Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, NewCo shall not, without the prior written consent of IAC, enter into any agreement with any holder or prospective holder of any securities of NewCo giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to IAC pursuant to this Article II.  For these purposes, as to Form S-3 registration rights, pari passu and seniority shall refer to priority in underwriter cut-backs.

Section 2.10                             Termination of Registration Rights.  The right of IAC to request registration or inclusion in any registration pursuant to Section 2.1, Section 2.2 or Section 2.3 and the limitations on NewCo with respect to the granting of subsequent registration rights pursuant to Section 2.9 shall terminate on such date on which IAC and any other members of the IAC Group cease to hold Registrable Securities.

ARTICLE III

ANTI-DILUTION

Section 3.1                                    Anti-Dilution Rights.

(a)                                 In the event that, after the Merger Effective Time, NewCo issues or proposes to issue (other than to a member of the IAC Group and other than pursuant to an Excluded Issuance) any shares of NewCo Common Stock, including shares of NewCo Common Stock issued upon exercise, conversion or exchange of options, warrants and convertible securities (excluding shares of NewCo Class A Common Stock issued upon conversion of shares of NewCo Class B Common Stock) (each such issuance, an “Additional Issuance”), IAC shall have the right (but not the obligation) to purchase or to cause one or more other members of the IAC Group to purchase for cash at a price per share equal to the Issue Price:

(i)                                     in the case of an Additional Issuance of NewCo Voting Stock, up to a number of shares of the class of the NewCo Voting Stock to be issued in the Additional Issuance and/or one (1) or more other classes of NewCo Voting Stock then authorized as is necessary for the IAC Group to maintain (after giving effect to the Additional Issuance and any issuance of NewCo Voting Stock to the IAC Group pursuant to this Section 3.1(a)(i)) ownership of NewCo Voting Stock resulting in the IAC Group’s Voting Interest and Equity Interest being equal to the IAC Group’s Voting Interest and Equity Interest immediately prior to the Additional Issuance; provided that if, in light of the classes of NewCo Voting Stock and the number of shares thereof then authorized and the relative number of outstanding shares of each class of NewCo Common Stock then held by members of the IAC Group and other Persons, it is not possible for IAC to so maintain the IAC Group’s Voting Interest and Equity Interest through such a purchase, then IAC may determine, in its sole discretion, to purchase (or to cause one or more other members of the IAC Group to purchase) up to such number of shares of such class(es) of NewCo Common Stock then authorized (including any class of stock proposed to be issued in the Additional Issuance if not yet authorized) as it shall determine so long as such purchase would not result in the IAC Group’s Voting Interest or, subject to Section 3.1(a)(ii), Equity Interest exceeding the IAC Group’s Voting Interest or Equity Interest, respectively, immediately prior to the Additional Issuance; or

(ii)                                  in the case of an Additional Issuance of NewCo Non-voting Stock, up to a number of shares of such class or classes of NewCo Non-voting Stock as is necessary for the IAC Group to maintain (after giving effect to the Additional Issuance and any issuance of NewCo Non-voting Stock to the IAC Group pursuant to this Section 3.1(a)(ii)) ownership of (A) NewCo Common Stock resulting in the IAC Group’s Equity Interest being equal to the IAC Group’s Equity Interest immediately prior to the Additional Issuance and (B) at least 80.1% of the issued and outstanding shares of each class of NewCo Non-voting Stock, without regard to whether the IAC Group owned any shares of such class of NewCo Non-voting Stock before such Additional Issuance(s).

(b)                                 NewCo shall give immediate written notice (an “Issuance Notice”) to IAC upon NewCo (x) having received notice of an intended exercise, conversion or exchange of options, warrants or convertible securities (other than a notice requesting conversion of shares of NewCo Class B Common Stock into shares of NewCo Class A Common Stock) or (y) otherwise intending to issue to a third party (other than to a member of the IAC Group) any shares of NewCo Common Stock or any option, warrant, convertible security or other instrument convertible or exchangeable into shares of NewCo Common Stock; provided, however, that NewCo shall not be required to give notice to IAC pursuant to this Section 3.1(b) unless the Additional Issuance resulting from the actions in clause (x) or (y) represents in excess of one-half of one percent (0.5%) of the Total Equity Interests before giving effect to such Additional Issuance; provided, further, however, that, if such Additional Issuance, taken together with any prior Additional Issuance(s) with respect to which IAC was not entitled to receive notice pursuant to the previous proviso, exceeds one-half of one  percent (0.5%) of the Total Equity Interests after giving effect to the contemplated Additional Issuance and such previous Additional Issuance(s), NewCo shall then be required to provide immediate written notice to IAC of such Additional Issuance and all such previous Additional Issuances for which IAC has not received notice. The Issuance Notice shall specify: (i) the class of NewCo Common Stock to be issued (or that has been issued), (ii) if such shares are of a class not previously issued, a description of the rights of such shares, (iii) the number of shares proposed to be issued (or that have been issued), (iv) the Issue Price (if known) per share, and (v) the anticipated effective date of the Additional Issuance (which, in the case of issuance described in clause (y), shall be a date that is no earlier than the date that is twenty (20) Business Days after the date of the Issuance Notice) and the effective date of any previously completed Additional Issuance for which IAC has become eligible to receive notice pursuant to the second proviso of this Section 3.1(b).  IAC may exercise its rights to purchase NewCo Common Stock pursuant to this Section 3.1 by sending an irrevocable written notice to NewCo (a “Purchase Election Notice”) not later than fifteen (15) Business Days after receipt of an Issuance Notice (or, if later, two (2) Business Days following the determination of the Issue Price) from NewCo that it elects to purchase or to cause one or more members of the IAC Group to purchase all or a portion of such NewCo Common Stock (the “IAC Additional Shares”).

(c)                                  If a Purchase Election Notice is sent on or prior to the date on which shares of NewCo Common Stock are being issued pursuant to an Additional Issuance (or the date on which the Additional Issuance is deemed effective, if earlier) (such date, the “Additional Issuance Date”), but subject to the occurrence of the Additional Issuance, (i) the closing of the purchase of the IAC Additional Shares shall occur on the later of (A) the Additional Issuance Date and (B) the date on which all necessary approvals from Governmental Authorities relating to the IAC Additional Shares have been received (the “IAC Ownership Date”), (ii) IAC (or such member of the IAC Group designated by IAC), as of the IAC Ownership Date, shall be considered the owner of the IAC Additional Shares purchased pursuant to this Section 3.1 and (iii) as of the IAC Ownership Date, IAC (or such member of the IAC Group designated by IAC) shall possess all incidents, benefits and burdens of ownership of such NewCo Common Stock, including the right to appreciation in value, the risk of depreciation in value, the right to vote the shares, the right to dividends with respect to the shares, and the right to sell, pledge, hypothecate or otherwise dispose of such shares, in each case, as of immediately prior to the Additional Issuance.  At the closing of the purchase and sale on the IAC Ownership Date, NewCo shall deliver to IAC (or such member of the IAC Group designated by IAC), against payment therefor, certificates or book-entry shares (issued in the name of IAC or a member of the IAC Group) representing the shares of NewCo Common Stock being purchased pursuant to this Section 3.1 and shall cause the IAC Additional Shares to be recorded in the stock transfer books of NewCo.

(d)                                 If a Purchase Election Notice is sent after the Additional Issuance Date, the closing of the purchase of IAC Additional Shares shall occur on the later of the date that is ten (10) Business Days after the delivery of the Purchase Election Notice by IAC and the date that is five (5) Business Days after receipt of any necessary approvals from Governmental Authorities.

ARTICLE IV

BOARD MATTERS

Section 4.1                                    Board Size; Initial Composition.  As of the Merger Effective Time, the size of the Board of Directors shall be ten (10) directors consisting of the following persons:

(a)                                 six (6) directors designated by IAC (each such director, and any subsequent IAC Nominee (as defined below) serving on the Board of Directors, an “IAC Director”);

(b)                                 two (2) directors designated by the Company, which two directors shall initially be Thomas R. Evans and Angie R. Hicks Bowman, or any successor thereto appointed or nominated in accordance with Section 4.3 (each, an “ANGI Director”); and

(c)                                  two (2) independent directors (as defined below) designated by IAC.

For purposes of this Agreement, an independent director will be an individual who qualifies as “independent” pursuant to the rules and regulations of the NASDAQ and Rule 10A-3 of the Exchange Act.

Section 4.2                                    Election and Appointment of IAC Directors.

(a)                                 From and after the Merger Effective Time, in connection with each annual or special meeting of stockholders of NewCo at which directors are to be elected (each such annual or special meeting, an “Election Meeting”), IAC shall have the right to nominate (it being understood that such nomination may include any nomination of any incumbent IAC Director (or an IAC Replacement) by the Board of Directors) a number of nominees (each, an “IAC Nominee”) as follows:

(i)                                     a number (rounded up to the nearest whole number) of directors constituting a majority of the members of the Board of Directors, if the IAC Group’s Equity Interest or Voting Interest is greater than or equal to fifty percent (50%);

(ii)                                  a number (rounded up to the nearest whole number) of directors equal to (A) the total size of the Board of Directors, multiplied by (B) the IAC Group’s Equity Interest or Voting Interest, whichever is greater, so long as the IAC Group’s Equity Interest or Voting Interest is greater than ten percent (10%) but less than fifty percent (50%); and

(iii)                               no directors, if the IAC Group’s Equity Interest and Voting Interest are both less than ten percent (10%).

(b)                                 IAC shall give written notice to the Board of Directors of each IAC Nominee no later than the date that is sixty (60) days prior to the first (1st) anniversary of the date that NewCo’s annual proxy statement for the prior year was first mailed to NewCo’s stockholders; provided that, if IAC fails to give such notice in a timely manner, then IAC shall be deemed to have nominated the incumbent IAC Directors in a timely manner (unless the number of incumbent IAC Directors is less than the number of IAC Nominees IAC is entitled to nominate pursuant to clause (a) above, in which case NewCo and IAC shall use their respective reasonable best efforts to mutually agree on a nominee or nominees to satisfy the requirements of clause (a) above).

(c)                                  Subject to Section 4.2(e), NewCo and the Board of Directors shall cause each IAC Nominee nominated in accordance with Section 4.2(a) to be included in management’s slate of nominees for election as a director at each Election Meeting and to recommend that NewCo’s stockholders vote in favor of the election of each IAC Nominee.

(d)                                 NewCo shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Board of Directors to, cause the election of each IAC Nominee to the Board of Directors at each Election Meeting (including supporting the IAC Nominee for election in a manner no less rigorous and favorable than the manner in which NewCo supports the other nominees).

(e)                                  If any IAC Nominee (i) is unable to serve as a nominee for appointment as of the Merger Effective Time or for election as a director or to serve as a director, for any reason, thereafter (ii) ceases to continue as a director (upon death, resignation or otherwise) or fails to be elected at an Election Meeting solely as a result of such IAC Nominee failing to receive a plurality of the votes cast, or (iii) is to be substituted by IAC (with the relevant IAC Nominees’ consent and resignation) for election at an Election Meeting, IAC shall have the right to submit the name of a replacement for each such IAC Nominee (each an “IAC Replacement”) and who shall serve as the nominee for election as director or serve as director in accordance with the terms of this Section 4.2.  An IAC Nominee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board of Directors ceases, meet any applicable requirements or qualifications under applicable law or applicable stock exchange rules.

Section 4.3                                    Election and Appointment of ANGI Directors.

(a)                                 During the Initial Governance Period, (i) in connection with each Election Meeting, the Board of Directors shall nominate the ANGI Directors (or, if applicable, an ANGI Replacement) (each, an “ANGI Nominee”) for election in accordance with the Bylaws of NewCo and (ii) IAC shall, and shall cause any member of the IAC Group to, (A) cause their respective shares of NewCo capital stock to be present for quorum purposes at any Election Meeting and shall vote or cause to be voted all shares of NewCo capital stock beneficially owned by IAC or any member of the IAC Group in favor of the ANGI Nominees and (B) not vote any shares of NewCo capital stock beneficially owned by IAC or any member of the IAC Group in favor of removal of any ANGI Director, other than for cause.

(b)                                 If, prior to expiration of the Initial Governance Period, either ANGI Director (i) is unable or unwilling to serve as a nominee for appointment as of the Merger Effective Time or for election as a director or to serve as a director, for any reason, thereafter, or (ii) ceases to continue as a director (upon death, resignation or otherwise), or fails to be elected at an Election Meeting solely as a result of such ANGI Nominee failing to receive a plurality of the votes cast (other than as a result of a breach by IAC of Section 4.3(a) hereof), the Board of

Directors shall select a replacement for such ANGI Director (an “ANGI Replacement”), which ANGI Replacement at such time (i) (A) must qualify to serve as an independent director of NewCo if such replaced ANGI Director qualified to serve as an independent director of NewCo at the time he or she ceased to be able or willing to serve or ceased to continue as a director of NewCo, as the case may be, or (B) must, in all other cases, qualify to serve as an independent director of IAC (were such individual to be appointed at such time to the Board of Directors of IAC), and (ii) must be reasonably acceptable to the remaining ANGI Director (if any), and who shall serve as the nominee for election as director or serve as director in accordance with the terms of this Section 4.3.  An ANGI Nominee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board of Directors ceases, meet any applicable requirements or qualifications under applicable law or applicable stock exchange rules.

(c)                                  If both ANGI Directors (i) are unable or unwilling to serve as nominees for appointment as of the Merger Effective Time or for election as directors or to serve as directors, for any reason, thereafter, or (ii) cease to continue as directors (upon death, resignation or otherwise) or fail to be elected at an Election Meeting solely as a result of such ANGI Nominees failing to receive a plurality of the votes cast (other than as a result of a breach by IAC of Section 4.3(a) hereof), then the provisions set forth in Section 4.1(b), Section 4.3(a), Section 4.3(b), Section 4.5(a) and Section 4.5(b) shall be void and of no further force an effect.

Section 4.4                                    Fees and Expenses; Indemnification.  Each IAC Nominee and ANGI Nominee elected to the Board of Directors will be entitled to compensation and other benefits consistent with the compensation and benefits paid or made available to the other directors serving on the Board of Directors who are not executive officers or employees of NewCo, and NewCo will reimburse each IAC Nominee and ANGI Nominee for his or her reasonable expenses, consistent with NewCo’s policy for such reimbursement in effect from time to time, incurred by attending meetings of the Board of Directors and/or any committee of the Board of Directors.  NewCo shall indemnify, or provide for the indemnification of, including, subject to applicable law, any rights to the advancement of fees and expenses, to the IAC Nominee and ANGI Nominees and provide the IAC Nominees and ANGI Nominees with director and officer insurance to the same extent it indemnifies and provides insurance for the non-employee members of the Board of Directors.

Section 4.5                                    Board Committees.

(a)                                 During the Initial Governance Period, IAC and NewCo agree that the Board of Directors shall not utilize committees of the Board of Directors for the purpose of discriminating against the ANGI Directors in order to limit their participation in substantive deliberations of the Board of Directors, except that the Board of Directors may utilize committees in order to limit the participation of any director to the extent that a majority of the independent directors (for this purpose not counting the director who may have a material conflict of interest in the numerator or denominator) reasonably determines in good faith that doing so is advisable due to a conflict of interest.

(b)                                 During the Initial Governance Period, at least one (1) of the members of the Audit Committee of the Board of Directors shall be an ANGI Director so long as the ANGI director qualifies as “independent” pursuant to the rules and regulations of the NASDAQ and

Rule 10A-3 of the Exchange Act and is otherwise eligible for membership on an Audit Committee of a board of directors of a corporation listed on NASDAQ.

(c)                                  Among other powers and responsibilities as delegated to the Audit Committee from time to time by the Board of Directors, the Audit Committee of the Board of Directors shall be responsible (i) for compliance with Section 5630 of the NASDAQ listing rules or any successor thereto, whether or not NewCo ceases to be listed on the NASDAQ, and (ii) for reviewing any proposed amendments or waivers by NewCo of any term of this Agreement or the Other Ancillary Agreements (other than any amendments or waivers that are immaterial in nature).

ARTICLE V

OTHER AGREEMENTS

Section 5.1                                    Future Transactions.  If IAC advises NewCo, at any time, that IAC intends to dispose of all or a portion of the IAC Group’s interest in NewCo (including by way of a distribution to IAC’s stockholders), NewCo agrees to cooperate and take all action reasonably requested by IAC to facilitate such a transaction; provided, however, that, except as otherwise set forth in Article II of this Agreement, IAC shall reimburse NewCo for any reasonable out-of-pocket expenses incurred by NewCo in connection with any such cooperation or action.

Section 5.2                                    DGCL Section 253 Transaction.  During the Initial Governance Period, IAC agrees (and agrees to cause any of its Subsidiaries owning capital stock of NewCo) not to effect any transaction involving NewCo otherwise permitted pursuant to Section 253 of the General Corporation Law of the State of Delaware without obtaining the prior approval of a committee of the Board of Directors consisting solely of independent directors, at least fifty percent (50%) of which shall be ANGI Directors so long as any ANGI Directors who qualify as independent directors are then serving on the Board of Directors.

Section 5.3                                    Controlled Company Status.  For so long as the IAC Group’s Voting Interest exceeds fifty percent (50%), and except as may be otherwise consented to in advance and in writing by IAC, NewCo agrees to avail itself of the exemptions available to a “Controlled Company” pursuant to the Corporate Governance Requirements of the NASDAQ.

Section 5.4                                    Amendments to the NewCo Certificate of Incorporation and Bylaws.

(a)                                 During the Initial Governance Period, IAC shall, and shall cause any member of the IAC Group to, not vote any shares of NewCo capital stock beneficially owned by IAC or any member of the IAC Group in favor of any amendment to the Certificate of Incorporation or Bylaws of NewCo, or waiver of any provision thereof, that is inconsistent with the terms of Section 4.1, Section 4.3, Section 4.5, Section 5.1, this Section 5.4, Section 5.2, Section 6.1, Section 6.6 or Section 6.13 of this Agreement and would adversely affect the rights of the holders of NewCo Class A Common Stock, without the prior approval of the Audit Committee of the Board of Directors.

(b)                                 During the Initial Governance Period, IAC shall, and shall cause any member of the IAC Group to, not vote any shares of NewCo capital stock beneficially owned by IAC or any member of the IAC Group in favor of any amendment to the Certificate of Incorporation or Bylaws of NewCo, or waiver of any provision thereof, that is inconsistent with the terms of Section 4.1, Section 4.3, Section 4.5, Section 5.1, this Section 5.4, Section 5.2, Section 6.1, Section 6.6 or Section 6.13 of this Agreement and would adversely affect the rights of the holders of NewCo Class A Common Stock, without the prior approval of a majority of the holders of NewCo Class A Common Stock.

ARTICLE VI

MISCELLANEOUS

Section 6.1                                    Termination.  Except for the rights and obligations of the Parties that earlier terminate, expire or fall away as expressly stated in this Agreement, this Agreement shall terminate on the later of (a) the date on which the IAC Group’s Equity Interest is less than ten percent (10%) and (b) such date on which IAC and any other members of the IAC Group cease to hold Registrable Securities.

Section 6.2                                    Counterparts.  This Agreement and each Other Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other parties.

Section 6.3                                    Entire Agreement; Coordination.  The Merger Agreement, this Agreement, the Other Ancillary Agreements (and the Schedules, Exhibits and Annexes thereto) and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.  No agreements or understandings exist between NewCo and IAC other than those set forth or referred to herein or therein.  In the event of any inconsistency between this Agreement and the Other Ancillary Agreements with respect to matters addressed in the Other Ancillary Agreements, the provisions of the Other Ancillary Agreements shall control.

Section 6.4                                    Construction.  In this Agreement and each of the Other Ancillary Agreements, unless a clear contrary intention appears:

(a)                                 the singular number includes the plural number and vice versa;

(b)                                 reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Other Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)                                  reference to any gender includes each other gender;

(d)                                 reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Other Ancillary Agreement;

(e)                                  “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement or to the relevant Other Ancillary Agreement as a whole and not to any particular article, or other provision hereof or thereof;

(f)                                   “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term;

(g)                                  the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(h)                                 with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(i)                                     references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(j)                                    references to the “other,” or the “other Party” refer to NewCo or IAC, as the context requires.

Section 6.5                                    Signatures.  Each of NewCo and IAC acknowledges that it and the other Party (and the other members of their respective Groups) may execute certain of the Other Ancillary Agreements by facsimile, stamp or mechanical signature.  Each of NewCo and IAC expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Other Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 6.6                                    Assignability.

(a)                                 Except as set forth in any Other Ancillary Agreement, this Agreement and each Other Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as contemplated in this Section 6.6 or as specifically provided in any Other Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Other Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

(b)                                 In the event IAC desires to effect a spin-off, split-off or similar transaction (however effected) in which the equity interests of a Subsidiary of IAC holding the IAC Group’s equity interest in NewCo are distributed or otherwise transferred, directly or indirectly, to the holders of one or more classes of IAC’s capital stock, then, upon IAC’s written request, NewCo, IAC and such Subsidiary of IAC shall enter into an amendment to this Agreement to effect (i) the assignment by IAC of its rights hereunder to such Subsidiary of IAC and (ii) the acceptance of such rights and assumption of IAC’s obligations hereunder by such Subsidiary of IAC (in each case of clauses (i) and (ii) effective prior to or substantially concurrently with the consummation of such transaction), and (iii) the acknowledgement by NewCo that IAC shall thereafter have no liability hereunder (except for any liability arising from any breach by IAC or relating to any actions or events occurring, in each case, on or prior to the date of the spin-off, split-off or similar transaction).

(c)                                  In the event (i) IAC desires to sell or transfer twenty percent (20%) or more of the IAC Group’s Equity Interest during the Initial Governance Period to an unaffiliated third party or (ii) IAC determines to distribute the IAC Group’s equity interest in NewCo to IAC’s stockholders and as a result, to IAC’s knowledge, a Person will hold twenty percent (20%) or more of the outstanding equity interests in NewCo, as a condition to any such sale, transfer or distribution, the party acquiring the twenty percent (20%) or greater equity interest described in clause (i) or (ii), as applicable, must agree in writing to assume IAC’s obligations under this Agreement (unless the transaction will result in the acquiring party acquiring 100% of the capital stock of NewCo).  In the event IAC desires to sell or transfer any of the IAC Group’s Equity Interest during the Initial Governance Period to an Affiliate of IAC (other than by way of a distribution to all of IAC’s stockholders), as a condition to any such sale or transfer, such Affiliate must agree in writing to assume IAC’s obligations under this Agreement (unless the transaction will result in the acquiring Affiliate acquiring 100% of the capital stock of NewCo).

Section 6.7                                    Third Party Beneficiaries.  Except for (i) the indemnification rights under this Agreement of any NewCo Covered Person or any IAC Covered Person in their respective capacities as such and (ii) as specifically provided in any Other Ancillary Agreement:

(a)                                 the provisions of this Agreement and each Other Ancillary Agreement are solely for the benefit of the Parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder; and

(b)                                 there are no third party beneficiaries of this Agreement or any Other Ancillary Agreement; and neither this Agreement nor any Other Ancillary Agreement shall provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Other Ancillary Agreement.

Section 6.8                                    Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.9                                    Governing Law.  This Agreement and each Other Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 6.10                             Notices.  All notices or other communications under this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by electronic mail or facsimile, addressed as follows:

if to IAC:

IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Attention:  General Counsel
Fax:                       (212) 632-9551

Email:

if to NewCo:

ANGI Homeservices Inc.
                                                                                                14023 Denver West Parkway
                                                                                                Building 64
                                                                                                Golden, CO  80401
                                                                                                Attention:  Chief Financial Officer
                                                                                                Fax:
                                                                                                Email:

Section 6.11                             Severability.  If any provision of this Agreement or any Other Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to either Party hereto or any Party thereto.  Upon such determination, the relevant Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 6.12                             Waivers of Default; Conflicts.

(a)                                 No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  Waiver by any Party of any default by the other Party of any provision of this Agreement or any Other Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)                                 Each of NewCo and IAC acknowledges that each of the Parties and each member of their respective Group are all currently represented by members of IAC’s legal department and IAC’s outside counsel.  IAC (on behalf of itself and every member of its Group), on the one hand, and NewCo (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Merger Effective Time.

Section 6.13                             Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Parties which, unless the Merger Agreement has been terminated in accordance with its terms or the Merger Effective Time shall have occurred, shall not become effective unless the Company has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that, during the Initial Governance Period, Section 4.1, Section 4.3, Section 4.5, Section 5.1, Section 5.4, Section 5.2, Section 6.1, Section 6.6 or this Section 6.13 (to the extent such sections have not been voided pursuant to other provision of this Agreement) may not be amended by IAC and NewCo, or waivers therefrom granted, which amendment or waiver would adversely affect the rights of the holders of NewCo Class A Common Stock, without receiving the prior consent of a majority of the holders of NewCo Class A Common Stock.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date first set forth above.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: Executive Vice President and General Counsel

ANGI HOMESERVICES INC.

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: Vice President and Secretary

[Signature page to Investor Rights Agreement]